Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

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May 3, 2021	BEIJING
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Squarespace, Inc. 225 Varick Street, 12th Floor New York, New York 10014

RE:	Squarespace, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special United States counsel to Squarespace, Inc., a Delaware corporation (the “Company”), in connection with the registration of 40,401,820 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share, for resale from time to time by the Registered Stockholders named in the Registration Statement (as defined below) (the “Registered Stockholders”), which includes (i) Shares held by such Registered Stockholders (such Shares, the “Class A Shares”), (ii) Shares that are issuable upon the conversion of the Company’s Class B common stock, par value $0.0001 per share, to the Registered Stockholders (the “Class B Common Stock” and such Shares, the “Conversion Shares”) and (iii) Shares issuable pursuant to the terms of stock options issued under the Company’s Amended and Restated 2008 Equity Incentive Plan (the “Plan”) to the Registered Stockholders (such Shares, the “Plan Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)          the registration statement on Form S-1 of the Company relating to the Shares filed on April 16, 2021 with the Securities and Exchange Commission (the “Commission”) under the Securities Act and Pre-Effective Amendments No. 1 through No. 2 thereto, including the information deemed to be a part of the registration statement pursuant to Rule 430A of the Rules and Regulations under the Securities Act (the “Rules and Regulations”) (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

Squarespace, Inc.

May 3, 2021

(b)         the prospectus, dated May 3, 2021, as amended (the “Prospectus”), which forms a part of and is included in the Registration Statement;

(c)          a copy of the Plan;

(d)          an executed copy of a certificate of Courtenay O’Connor, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(e)          copies of the Company’s Certificate of Incorporation, in effect on the date hereof and as of the date of each initial issuance of Shares prior to the date hereof (each a “Share Issuance Date”), as certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);

(f)          a copy of the Company’s Bylaws, in effect on the date hereof and as of each Share Issuance Date, as certified pursuant to the Secretary’s Certificate (the “Bylaws”); and

(g)          copies of certain resolutions of the Board of Directors of the Company relating to the issuances of the Shares.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Registered Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Registered Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth below, we have assumed that (i) the Company received or will receive the consideration for the Shares set forth in the applicable board resolutions and definitive documentation for each initial issuance of the Shares on or prior to the issuance thereof and (ii) the issuance of the Shares has been or will be registered in the Company’s share registry. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Registered Stockholders and others and of public officials. In addition, we have assumed that the issuance of the Shares did not violate or conflict with any agreement or instrument binding on the Company except that we do not make this assumption with respect to the Certificate of Incorporation, the Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement.

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent and (ii) the issuance of the Conversion Shares and the Plan Shares will be properly recorded in the books and records of the Company.

Squarespace, Inc.

May 3, 2021

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and (i) the Class A Shares have been validly issued and are fully paid and nonassessable, (ii) the Conversion Shares, when issued upon conversion of the applicable Class B Common Stock in accordance with the terms of the Certificate of Incorporation, will be validly issued, fully paid and nonassessable, and (iii) the Plan Shares, when issued to the participant Registered Stockholders in accordance with the terms and conditions of the Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Plan Shares, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP